Exhibit 10.1

Dinosaur Securities, LLC Member FINRA, SIPC, NFA 470 Park Avenue South, 9th Floor South, New York, NY 10016 212 448 9944 • fax 212 448 9130 • www.dinogroup.com

Intellicell Biosciences. Inc. October 9, 2014

460 Park Avenue, 17th floor

New York, NY 10022

Attention: Steven Victor MD, Chief Executive Officer

Dear Mr. Victor,

This letter (“Agreement”) confirms the agreement between Dinosaur Securities, LLC ("Dinosaur") and Intellicell Biosciences, Inc. (the "Company") with respect to the Company’s engagement of Dinosaur and its subsidiaries, affiliates, successors and assigns, to act as the Company's advisor and placement agent of investment capital through a private placement transaction.

1. Services and Term. Dinosaur will assist the Company in raising capital in a financing. The offering structure, terms and conditions of any financing will be determined by the Company, in its sole discretion. The term of this Agreement (the "Term") shall commence upon its signing and may be terminated by the Company at any time upon thirty days prior written notice (a “Termination”).

2. Financing Fees. Dinosaur shall receive for its services a cash fee equal to ten percent (10.00%) of the amount of capital (including but not limited to convertible securities such as convertible preferred stock, convertible notes and convertible debentures) raised from Dinosaur Contacts (as defined in paragraph 3 below) with such cash fee payable by wire transfer out of the closing proceeds of each financing(s) from an escrow account established by Dinosaur or the Companies counsel for this purpose. In addition, at closing the Company shall sell to Dinosaur, and Dinosaur shall purchase from the Company, for $0.001 per each share covered by the warrants, warrants (the “Warrants”) to purchase ten percent (10.00%) of the number of shares of Common Stock obtained and obtainable by Dinosaur Contacts whether such shares of Common Stock are: (i) purchased directly, (ii) obtainable through conversion of notes, debentures or preferred stock issued in a financing(s), and (iii) obtainable upon exercise of warrants received in a financing. The Warrants shall be exercisable over a five year term and shall be exercisable on a “cashless exercise” basis throughout the term as well as assignable to others at Dinosaurs discretion. The exercise price of all Warrants issued in a financing shall be equal to the lowest common stock purchase price or the conversion price of a convertible security paid by investors in the financing. Dinosaur shall be entitled to “piggy back” registration rights pursuant to which the Company agrees to register the shares underlying the Warrants on any registration statement filed by the Company, including the registration for the investors in the financing. Dinosaur shall be entitled to one demand registration right on form S-3 or other suitable form with respect to all shares of the Company’s common stock issuable upon exercise of the Warrants. Such demand registration rights shall obligate the Company to file a registration statement for such shares upon written notice from Dinosaur, within 30 days after the 12th month of the date of this Agreement if such common stock and the shares underlying the warrants detailed herein have not already been registered at the Company’s expense. In the event any Dinosaur Contacts exercise warrants included in the financing contemplated herein, Dinosaur shall receive a cash fee of five percent (5.00%) on the amount of capital raised by the Company on each such occasion from the Dinosaur Contacts.

3. Dinosaur Contacts. At the end of the Term, Dinosaur shall submit to the Company a written list of investors (“Dinosaur Contacts”) Dinosaur has approached on the Company’s behalf. Dinosaur Contacts shall be deemed to include the affiliates of such Dinosaur Contacts and any third party investor who learns of the financing or the Company through a Dinosaur Contact or the efforts of Dinosaur. Notwithstanding a Termination, Dinosaur shall have the exclusive right to contact the Dinosaur Contacts and Dinosaur shall have the right to earn the compensation, described in section 2 above, resulting from a Dinosaur Contact providing financing to the Company, even if a Dinosaur Contact(s) provides financing to the Company in another transaction not related to the financing contemplated hereby until 18 months from Termination. The Company shall not circumvent Dinosaur’s exclusive relationship with the Dinosaur Contacts.

Dinosaur Group International

New York / London / Sao Paulo / Miami

1

Dinosaur Securities, LLC Member FINRA, SIPC, NFA 470 Park Avenue South, 9th Floor South, New York, NY 10016 212 448 9944 • fax 212 448 9130 • www.dinogroup.com

 4. Expenses reimbursement. The Company hereby agrees to pay or reimburse all reasonable documented costs and expenses incurred by Dinosaur in connection with its obligations and duties hereunder, including but not limited to, (a) the cost of printing, mailing or overnight delivery of information memoranda/ private placement memoranda and other documents, (b) the cost and expense of due diligence and communication with prospective investors and (c) travel associated therewith. Any expense in excess of $1,000_will require prior approval from the Company. A non-refundable deposit of $10,000 per month will be paid to Dinosaur upon signing of this agreement. These amounts will be credited to the Financing Fee’s described in Section 2 above upon a closing.

5. Warrant Purchase and Terms. The Company shall sell to Dinosaur, and Dinosaur shall purchase from the Company, for $0.0001 each, a number of warrants (“Warrants”) equal to 5% of the fully diluted shares issued and outstanding for a total consideration of $1,000. Each Warrant will be exercisable for one (1) share. The exercise price of the Warrant shall be $0.001. The Warrants shall have a Term of five (5) years. The Warrants shall include a cashless exercise provision throughout the Term. Dinosaur shall be entitled to “piggy back” registration rights, pursuant to which the Company agrees to register the shares underlying the Warrants detailed herein on any Form S-1 or S-3 registration statement filed by the Company as well as one demand registration right detailed in Section 2 above.

6. Mergers and Acquisitions. Dinosaur shall introduce the Company to certain companies (“Target Company”) which may be interested in merging with, being acquired by the Company or acquiring the Company. Each Target Company must be approved in writing by the Company, and is included on the attached list of Target Companies as exhibit A. From time to time, Dinosaur may submit via email or fax additional potential Target Companies and the Company shall have the right for 3 full business days to review the list of proposed additional Target Companies and by the end of the third day, by fax or e-mail communications, the Company may reject selected additional Target Companies from the list. Any contacts submitted by Dinosaur that are not rejected in writing by the Company shall be considered included as Target Companies and added to Exhibit A.

If the Company enters into a merger, acquisition, or sale transaction with a party introduced by Dinosaur, then Dinosaur shall be entitled to receive a fee based on the amount of consideration paid according to the following standard Lehman formula:

5% of the first $2 Million;

4% of the following $2 Million;

3% of the following $2 Million;

2% of the following $2 Million;

And 1% of the balance of the value of the transaction.

For the purposes of this Agreement, “Consideration” means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities, license fees, royalty fees, joint venture interests or other property, obligations or services, paid or payable by or to the Company directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Transaction. The value of such consideration shall be determined as follows: (a) the value of securities, liabilities, obligations, property and services shall be the fair market value mutually determined by Dinosaur and the Company at the date of closing of the transaction, and (b) the value of indebtedness assumed shall be the face amount.

Dinosaur Group International

New York / London / Sao Paulo / Miami

2

Dinosaur Securities, LLC Member FINRA, SIPC, NFA 470 Park Avenue South, 9th Floor South, New York, NY 10016 212 448 9944 • fax 212 448 9130 • www.dinogroup.com

If consideration payable in a Transaction includes contingent payments to be calculated by references to uncertain future occurrences, such as future financial or business performance, then any fees of Dinosaur’s relating to such consideration shall be payable at the earlier of (i) the receipt of such Consideration or (ii) the time that the amount of such Consideration can be determined.

Notwithstanding a Termination, Dinosaur shall have the exclusive right to contact the Target Company and Dinosaur shall have the right to earn the compensation, described above for a period up to and including the 18th month from Termination. The Company shall not circumvent Dinosaur’s exclusive relationship with the Target Company.

7. Limitation upon the Use of Advice and Services

(a)	Any document, advice, opinion or analysis provided by Dinosaur hereunder will be solely for the use and benefit of the Board of Directors and senior management of the Company and will not be quoted, reproduced, summarized, or otherwise disclosed without Placement Agent’s prior written consent.
(b)	The Company hereby acknowledges that Dinosaur, for services rendered as contemplated by this Agreement, makes no commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace. Any decision by Dinosaur to make a market in any of the Company’s securities shall be based solely on the independent judgment of Placement Agent’s management, employees, and agents and pursuant to all applicable rules and regulations.

(c)	Use of Dinosaurs name in annual reports or any other report of the Company or releases by the media, (internet, radio, TV, newspapers, etc.) by the Company or Company sponsor reports or releases requires the prior written approval of Dinosaur whether or not required by law.

8. Right of First Refusal. Upon closing of the Private Placement, the Company will grant Dinosaur an eighteen (18) month right of first refusal to act as placement agent and advisor on any future private placement of the Company’s securities or as co-lead managing underwriter on any public offering of the Company’s securities. It is understood that if another party provides the Company with written terms with respect to a future securities offering (“Written Offering Terms”), the Company shall promptly present same to Dinosaur. Dinosaur shall have five (5) business days from its receipt of the Written Offering Terms in which to determine whether or not to accept such offer.

9. Governing Law, Benefits, Modifications and Survival. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way effect the validity, legality or enforceability or any other provision of this Agreement. In the event of any dispute arising out of this Agreement, the Company and Dinosaur waive any right to a trial under Federal or state law and agree instead to submit any dispute hereunder to the American Arbitration Association for binding arbitration in New York. The arbitration award shall grant a reimbursement to the prevailing party of all of its fees and expenses, including attorney's fees. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. This Agreement may not be modified or amended except in writing signed by the parties hereto. Paragraphs 2, 3, 5, 6, 7, 8, 10 and 14 shall survive the Termination of this Agreement.

Dinosaur Group International

New York / London / Sao Paulo / Miami

3

Dinosaur Securities, LLC Member FINRA, SIPC, NFA 470 Park Avenue South, 9th Floor South, New York, NY 10016 212 448 9944 • fax 212 448 9130 • www.dinogroup.com

10. Indemnification. The Company agrees that it shall indemnify and hold harmless, Dinosaur, its stockholders, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or processing, whether or not resulting in any liability), incurred by an Indemnified Party: (a) arising out of, or in connection with, any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement or alleged untrue statement of a material fact contained in any of the financial or other information contained in the registration statement and/or other information furnished to Dinosaur by or on behalf of the Company, or the omission or alleged omission of a material fact required to be stated therein or necessary, provided such information is furnished by the Company, to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or Dinosaur's performing the services contemplated hereunder; provided, however, the Company will not be liable under clause (b) hereof to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from Dinosaur's gross negligence, breach of agreement or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to therein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances, taking into account the relative benefits received by the Company on the one hand and Dinosaur on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Dinosaur on the other, but also the relative fault of the Company and Dinosaur; provided, however, in no event shall the aggregate contribution of Dinosaur and/or any Indemnified Party be in excess of net compensation actually received by Dinosaur and such Indemnified Party pursuant to this Agreement. The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which Indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of Dinosaur's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.

11. Best Efforts Offering. The Company expressly acknowledges and agrees that Dinosaur's obligations hereunder are on a best efforts offering basis only and that the execution of this Agreement does not constitute a commitment by Dinosaur to purchase any securities and does not ensure a successful financing or the success of Dinosaur with respect to finding any financing for the Company.

12. Company Information. The Company represents and warrants that, as of the date of this Agreement and at all times thereafter during the Term, the information and documentation provided by the Company to Dinosaur and Dinosaur Contacts will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Company recognizes and confirms that Dinosaur in acting pursuant to this engagement will be using information provided by or on behalf of the Company, and that Dinosaur does not assume responsibility for and may rely, without independent verification, on the accuracy and the completeness of any such reports and information prepared or provided by the Company. The financial statements provided by the Company will present fairly the financial position of the Company as of the dates indicated and the results of its operations for the periods specified; and said financial statements will have been prepared in conformity with generally accepted accounting principles (as described therein), applied on a basis which is consistent during the periods involved. Subject to compliance with applicable securities laws, the Company agrees to provide Dinosaur with (i) prompt notice of any material development affecting the Company, and (ii) such other information concerning the business and financial condition of the Company as Dinosaur may from time to time reasonably request.

Dinosaur Group International

New York / London / Sao Paulo / Miami

4

Dinosaur Securities, LLC Member FINRA, SIPC, NFA 470 Park Avenue South, 9th Floor South, New York, NY 10016 212 448 9944 • fax 212 448 9130 • www.dinogroup.com

13. Legal Relationship. Nothing contained in this Agreement shall be construed to place Dinosaur and the Company in the relationship of partners or joint venturers. Neither Dinosaur nor the Company shall represent itself as the legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. Dinosaur, in performing its services hereunder, shall at all times be an independent contractor.

14. Confidentiality. Dinosaur agrees to maintain strictly confidential proprietary information regarding the company which it becomes aware of in connection with its engagement hereunder except as may be required to perform its duties hereunder, and in such case only to the extent of company information provided to Dinosaur for the purpose of discussions with potential investors. This confidentiality provision will survive termination of this agreement.

If the foregoing conforms to your understanding, please sign, date and return to us the enclosed copy of this letter.

Very truly yours,

DINOSAUR SECURITIES, LLC

By:	/s/ Arthur B. Whitcomb, Jr.
Arthur B. Whitcomb, Jr., Managing Director

Agreed and Accepted this 10th day of October, 2014

INTELLICELL BIOSCIENCES, INC.

By: /s/ Steven Victor MD

 Steven Victor MD, Chief Executive Officer

Dinosaur Group International

New York / London / Sao Paulo / Miami

5

Dinosaur Securities, LLC Member FINRA, SIPC, NFA 470 Park Avenue South, 9th Floor South, New York, NY 10016 212 448 9944 • fax 212 448 9130 • www.dinogroup.com

Exhibit A

Target Companies:

The following is a list of Target Companies as per Section 6 of this Agreement:

Dinosaur Group International

New York / London / Sao Paulo / Miami